Docusign Envelope ID: 154AFFB2-B588-8959-816B-B790D6F0EA7D

CONFIDENTIAL AND PROPRIETARY INFORMATION

April 6, 2026

Parties: SINTX Technologies, Inc., its successors, affiliates and assigns ("SINT" or "Issuer" or "Company");

Partner Capital Group, a New York LLC, its successors, affiliates and assigns ("PCG"),

PartnerCap Securities, LLC, a FINRA registered broker dealer, its successors, affiliates and assigns ("PCap" and together with PCG, the "Advisor"; and collectively with Issuer, the "Parties").

Definitions: "Transaction" means a bona fide capital raising transaction involving the offer and sale of equity, equity-linked or debt securities of the Company to financial investors for the primary purpose of raising capital.

Notwithstanding the foregoing, "Transaction" shall not include (i) any investment by a strategic investor or commercial partner where such investment is primarily for strategic, commercial, licensing, joint venture, supply, distribution or similar collaborative purposes, or (ii) any merger, acquisition, joint venture, licensing, commercial partnership or other strategic transaction, in each case whether or not such transaction includes an equity component.

"Consideration" is defined as the gross proceeds received by Issuer from any Investor in connection with an investment in the Transaction.

"Investor(s)" is a targeted, qualified potential investor identified and introduced in writing by Advisor during the Term, together with any other investors that are directly introduced by such Investor(s) to the Issuer for a potential investment ("Investment") in Issuer.

"Identified Investor" is any Investor approved by Issuer in advance and listed on Schedule A (see below) that invests in Issuer as part of the Transaction. Identified investors can include equity investors and debt lenders.

Whereas SINT, an advanced ceramics company that develops, manufactures, and commercializes silicon nitride biomaterials, composites, devices, and related technologies for medical and other

Docusign Envelope ID: 154AFFB2-B588-8959-816B-B790D6F0EA7D

high-value applications, wishes to meet with a select group of potential strategic and financial partners ("Identified Investors") to be introduced by PCap for the purpose of a potential investment in SINT. Such investment is expected to be in some form of equity, including convertible debt, preferred or common equity.

This Agreement ("Agreement") confirms that Issuer appoints Advisor as the Issuer's non-exclusive marketing and consulting representative to represent the Issuer for an initial three (3) months term from the date of this Agreement (the "Initial Term") solely with respect to one or more Transactions, which Agreement may be extended by mutual written consent and may be extended by mutual written consent for an additional period of time if closing is delayed for reasons beyond the control of either or both of the Parties. The scope of this agreement is highly targeted with expectation for Advisor to introduce one investor. Nothing in this Agreement while it is in effect shall be deemed to prohibit or prevent Issuer from pursuing any other transaction, financing or otherwise, of any nature whatsoever, with any party that Issuer desires other than with parties specifically identified on Schedule A to this Agreement as an Identified Investor.

There will be no other services required of Advisor under this Agreement other than that Advisor may introduce to Issuer the Identified Investors specifically listed on Schedule A. In the event that Advisor desires to introduce other potential Investors not already listed on Schedule A, Advisor may only do so with respect to those explicitly approved in advance in writing by Issuer prior to any contact by Advisor. Should Issuer approve, then such potential Investor(s) shall be added to Schedule A, and shall thereafter be considered an Identified Investor(s). The Parties agree and acknowledge that Issuer has not agreed to enter into any specific Transaction and Issuer shall have complete control and discretion over whether to enter into any Transaction and which potential Investor(s) may participate in the Transaction. Issuer agrees that, for any Identified Investor whom Advisor introduces to the Issuer, Issuer will obtain Advisor's written consent prior to causing any such Identified Investor at any time to invest in any subsequent private issues of Issuer for a period of two (2) years from the date of introduction by Advisor. All communication from Issuer to Advisor shall be directed to Peter Wright (the "Relationship Manager"), and such other persons, if any, designated by Advisor via written notice to the Issuer.

1. Advisor believes that they will be able to introduce to the Issuer potential Investors with whom the Issuer is not already engaging and who may invest in the Transaction. The Parties will mutually agree on any Investors who will be included as Identified Investors, with such included Investors to be listed in Schedule A of this Agreement. All consideration that is part of a Transaction as defined in this Agreement from Identified Investors that were first introduced by Advisor during the Term and over the next 2 (two) years following termination or expiration of this Agreement (the "Tail Period") is covered under the terms of this Agreement. Advisor shall be entitled to the Success Fee only with respect to the initial Transaction and any subsequent financing that is a direct continuation of such Transaction and

that occurs within the Tail Period described above. Any subsequent investment that comes from an Identified Investor within two years of the date hereof will result in Issuer being responsible for paying Advisor fees consistent with the rate and terms outlined in Section 5. All fees due Advisor will be due simultaneously with Issuer receiving consideration, and never before.

2. Without the express written permission of the Parties, except as may be required by court order or law, the Parties will not, at any time during the term of this Agreement or at any time thereafter, disclose to any person, unless public, any information concerning either party, including any copy of this Agreement. Notwithstanding the foregoing, the fact that the Parties have entered into this Agreement and have established the general business relationship described herein shall not be subject to the confidentiality provision of this Paragraph 2. The Parties agree that following the closing of an Investment and upon prior written consent of Issuer, the Advisor has the right to place advertisements on the Advisor's website and in financial and other newspapers and journals at their own expense, describing their services to the Issuer and a general description of the Investment. The content of press releases and public announcements will be mutually agreed upon, which agreement will not be unreasonably withheld or delayed.

3. The Parties will abide by all laws and regulations and adhere to good faith and fair dealing business practices. During the term of this Agreement, the Issuer represents and warrants the information it provides to the Advisor will be accurate and complete to the best of its knowledge. Any representations, warranties or agreements made or given to any Identified Investor or their advisors or consultants shall also extend to and for the benefit of the Advisor; and the Advisor may rely on said representations, warranties or agreements.

    a. Issuer will notify Advisor, as soon as possible, and in any event within five (5) business days of being informed or suspecting that, for any reason, there has been any material change in Issuer, including, without limitation, its operations, structure, financial condition, balance sheet, prospects, key personnel, or participation in any material pending or threatened litigation, administrative, regulatory or other legal proceeding, whether or not such change is adverse.

4. The Advisor represents and warrants that PCap is registered and in good standing as a broker-dealer with the Securities and Exchange Commission (SEC) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act) and is a member of the Financial Industry Regulatory Authority ("FINRA"), and all representatives of PCap providing services hereunder have all licenses and registrations necessary to provide such services. The Advisor will conduct itself at all times under this agreement in accordance with all applicable laws. The Advisor will only offer introductions to Identified Investors that it reasonably believes,

following appropriate due diligence by Advisor with the intention that Issuer shall rely thereon, are "accredited investors" within the meaning of Regulation D and "qualified clients" within the meaning of Rule 205-03 of the Investment Advisers Act of 1940, as amended.

5. In consideration for its services regarding the Transaction, PCap shall be entitled to the following compensation ("**Success Fee**") at the closing of the Transaction:

    a. Cash fee on equity - Equal to 7% (seven percent) of the gross Transaction amount received by Issuer from each Identified Investor (and any subsequent investments in Issuer by an Identified Investor) as payment for equity or securities convertible into equity.

    b. Company will disclose to Identified Investors Advisor's services and that Advisor will be compensated for its services by Company.

    c. All cash Success Fees under this Agreement shall be paid in U.S. dollars without withholding or deduction of any tax, assessment or other governmental charges unless required by law. Any and all Success Fees associated with a Transaction are to be settled at the time of the closing of each Transaction. PCap will provide wire instructions to the disbursing party or agent for the Transaction.

   Other than as expressly set forth in this Section 5 hereof, Advisor shall not be entitled to any other fees or compensation whatsoever from Issuer nor shall Advisor be entitled to any expense reimbursement whatsoever for any actions taken or services performed under this Agreement other than as agreed per Section 9 hereof.

6. With respect to any Identified Investor, the Issuer agrees to disclose adequately the compensation structure set forth in this Agreement in any applicable communication with the Identified Investor. Issuer shall disclose that Advisor will receive customary placement fees in connection with the Transaction. Such disclosure shall provide that such compensation is non-negotiable and cannot be waived, in whole or part, by the Issuer without the prior written consent of the Advisor. Absent such prior written consent, as part of any Transaction where the Advisor is involved, the Issuer shall not agree to an alternative compensation structure with any potential Identified Investor.

7. With the prior written approval of Issuer, Advisor has the right to engage a sub-agent ("Sub-agent") to assist Advisor with identifying and soliciting potential Investors on terms to be mutually agreed between Advisor and Sub-agent. Advisor will compensate Sub-agent for any

and all fees that Sub-agent may be due that are associated with the Transaction and Sub-agent will not seek any compensation directly from Issuer.

8. The Issuer shall be responsible for and pay all expenses of the Issuer relating to the Financing, including, without limitation, all filing fees required as part of the Financing; the costs and expenses of any public relations or solicitation firm hired by the Issuer in connection with any Financing; the costs of preparing, printing and delivering documentation or any securities; the fees and expenses of the Issuer's accountants and the fees and expenses of the Issuer's legal counsel and other agents and representatives of the Issuer. The Issuer will be responsible for and pay certain required background checks to be performed by Asset Control, Inc., a private investigations agency based in Texas that will invoice Issuer directly.

9. Expenses incurred by Advisor on behalf of and pre-approved by Issuer will be paid when invoiced. At Advisor's request pre-approved due diligence expenses including travel and subsequent travel expenses for marketing, including airfare, train, car, hotel costs will be paid by Issuer prior to the Advisor commencing travel. Air travel of more than three hours duration will be via business class or first class. Advisor shall submit to Issuer paid receipts for all expenses. The expense limitations and approvals under this ***Section 9*** are not intended to apply to or in any way impair or limit the indemnification and contribution provisions set forth in this Agreement.

10. The Financing shall be conditioned upon, among other things, the satisfactory completion by Advisor of its due diligence investigation and analysis of the Issuer's arrangements with its officers, directors, employees, affiliates, customers and suppliers.

    The principals and officers of Advisor shall have the right to participate in the Financing in amounts of no less than *one hundred thousand dollars ($100,000)*.

11. Each Party agrees to indemnify and hold harmless to the fullest extent permitted by law the other Party, their affiliates and their respective officers, directors, employees, attorneys, shareholders, equity holders, agents (including any approved sub-Advisors or co-advisors joined hereafter) (collectively, the "Indemnified Parties"), from and against any and all third-party claims, damages and liabilities, joint or several, (collectively, "Losses") as and when incurred, directly and/or indirectly related to, arising out of and/or in connection with warranties or covenants hereunder, or any other matter relating to, arising in connection with or contemplated by this Agreement or the engagement of Advisor hereunder and which is a violation of law, or arises from gross negligence, willful misconduct or fraud of the indemnifying party (collectively, the "Matters"), whether or not such Indemnified Party is a

Docusign Envelope ID: 154AFFB2-B588-8959-816B-B790D6F0EA7D

formal party to any such Proceeding. Each party further agrees that it will not, without the prior written consent of the Indemnifying Party, settle, compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnifying Party or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes (i) a complete and unconditional release of Advisor, Issuer, and each other Indemnified Party hereunder from all Losses arising out of such Proceeding and (ii) does not include a statement as to an admission of fault, culpability or failure to act, by or on behalf of any such person, and (iii) such release is set forth in an instrument signed by all parties to such settlement.

12. This Agreement and any action, claim or counterclaim related directly or indirectly to or otherwise arising out of or in connection with this Agreement or the engagement of Advisor hereunder shall be governed and construed under the laws of the State of New York (without giving regard to the conflicts of law provisions thereof). Any dispute among the Parties regarding this Agreement which is not resolved by the Parties amongst themselves will be determined by arbitration requested by the aggrieved party submitting a request for arbitration to the American Arbitration Association ("AAA") and having the AAA select one (1) appropriate independent arbitrator with experience in resolving financial and commercial disputes. The arbitration shall be conducted by the AAA under its Commercial Arbitration Rules. The arbitrator shall give effect to statutes of limitation in determining any claim, and any controversy concerning whether an issue or dispute is arbitrable shall be determined by the arbitrator. The arbitrator shall follow the laws of the State of New York in reaching a reasoned decision and shall deliver a written opinion setting forth findings of facts, conclusions of law and the rationale for the arbitrator's decision. Such decision shall be final, binding and conclusive upon the Parties to this Agreement, absent manifest error or fraud. The prevailing Party shall be entitled to an award of reasonable costs of arbitration, including reasonable attorneys' fees, incurred in connection therewith as determined by the arbitrator. Any arbitration decision or court order pursuant to this Agreement will be enforceable in any jurisdiction in which the Party against whom the judgment is rendered resides or has assets or presence. Any Party not a citizen of the United States hereby submits to the jurisdiction of the United States for purposes of this Agreement.

13. The Issuer agrees that the Advisor is being engaged as an independent contractor and is not acting as a fiduciary of the Issuer. The Advisor is being compensated solely for introducing the Issuer to potential investors who actually become Identified Investors in a Transaction. The Advisor is not being retained to advise the Issuer on, or to express any opinion as to, the wisdom, desirability or prudence of consummating the Transaction. The Parties will rely on their own counsel, accountants and other similar expert advisors for legal (including compliance with state and federal securities laws), accounting, tax and other similar advice.

Docusign Envelope ID: 154AFFB2-B588-8959-816B-B790D6F0EA7D

Issuer agrees that Advisor, in their global business, may be marketing similar transactions or funds contemplated under this Agreement. Issuer agrees to not discriminate, in any way, against any of Advisor's clients or Identified Investors.

14. The Parties each represent and warrant that entering into this agreement will not violate any other agreement or court order to which either of them is a party. If any provision of this Agreement shall for any reason be held invalid or unenforceable by any court, governmental agency or arbitrator of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

15. Right of Participation. In consideration of Advisor's services hereunder, the Company agrees that, for a period of eighteen (18) months following the closing of any Transaction under this Agreement, Advisor shall have the right, but not the obligation, to participate as a non-exclusive placement agent or financial advisor in any subsequent Transaction conducted by the Company (each, a "Subsequent Offering"). Such participation right shall be limited to an amount of securities (or corresponding gross proceeds) in any Subsequent Offering equal to the aggregate amount of capital raised by Advisor from Identified Investors under this Agreement (the "Participation Amount"). The terms, amounts, and compensation payable to Advisor in connection with any such participation shall be mutually agreed in good faith at the time of such Subsequent Offering and shall be consistent with then-current market terms for similarly situated placement agents, provided that Advisor shall not be entitled to compensation in excess of that payable to other similarly situated participating placement agents in such transaction. Notwithstanding the foregoing:
    a. The Company shall have no obligation to appoint Advisor as a lead or exclusive placement agent in any Subsequent Offering;
    b. Advisor's participation shall be subject to the Company's existing or future obligations to other placement agents or underwriters, including any rights of first refusal or similar rights;
    c. Advisor shall only be entitled to compensation with respect to the portion of any Subsequent Offering actually placed by Advisor or its affiliates and accepted by Company; and
    d. Nothing herein shall restrict the Company's ability to structure, size, or allocate any Subsequent Offering in its sole discretion.
    e. The Company acknowledges that this Agreement is neither an expressed nor an implied commitment by Advisor to act, or not to act, in any capacity in any such future transactions or to purchase or place any securities in connection therewith, which such commitments, if any, shall be set forth in a separate engagement letter, placement agency, purchase or other applicable type of agreement entered into by the Parties. The Company shall provide prompt notice to Advisor of any such future proposed Transactions covered hereunder, and Advisor shall, within a commercially reasonable period (not to exceed five (5) business days, or such shorter period as may be required by the timing of such transaction), notify the Company whether it seeks to exercise such right. To the extent that Advisor does not

Docusign Envelope ID: 154AFFB2-B588-8959-816B-B790D6F0EA7D

timely exercise such right, or is unable to participate on the timeline required by the Company, such right with respect to such transaction shall be deemed waived.

16. This Agreement embodies all of the representations, warranties, and agreements between the Parties hereto relating to the Advisor's contracted services on behalf of the Issuer. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Advisor's contracted services. This Agreement shall supersede all prior agreements, written or oral, between the Advisor and the Issuer (and/or any of its affiliated entities). This Agreement may not be amended or modified except in writing signed by the Parties. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted affiliates, successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or the transactions contemplated hereunder. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The indemnification, compensation, termination, confidentiality, and governance provisions of this Agreement shall survive any termination of this Agreement.

17. This Agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto.

18. No failure or delay of a Party hereto in exercising any right or remedy or in enforcing the terms and conditions of this Agreement will operate as a waiver thereof; nor will any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or of any other right or remedy. No provision of this Agreement may be waived except in a writing signed by the Party granting the waiver.

19. Any notices, consents or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic message (provided sender retains proof of delivery or the recipient responds to the message and confirmation of both electronic messages are kept on file by the sending party); or (iii) one (1) Business Day after timely deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same with sender receiving and retaining proof of delivery. The mail addresses, email addresses, and phone numbers for such communications shall be:

If to Issuer:
SINTX Technologies, Inc.

Docusign Envelope ID: 154AFFB2-B588-8959-816B-B790D6F0EA7D

1885 West 2100 South
Salt Lake City, UT 84119
Telephone: 917-826-4559
Attention: Gregg Honigblum
Email: ghonigblum@sintx.com

If to Advisor:
PartnerCap Securities, LLC
25 Thurmond Way, Bluffton, SC 29910
Telephone: 212-737-7347
Attention: Philip Cocke, Managing Member
Email: pcocke@partnercap.com

[*Signature Page Follows*]

Docusign Envelope ID: 154AFFB2-B588-8959-816B-B790D6F0EA7D

This Agreement supersedes and nullifies any prior agreement between the Parties. Please confirm that this Agreement accurately states the understanding of the Parties and is accepted by the Issuer by signing it in the space provided below and returning it to us. Thank you for placing your trust in us. We look forward to working with you.

PARTNERCAP SECURITIES, LLC

Peter Wright
President

SINTX TECHNOLOGIES, INC.

Signed by:
Eric Olson
AB7B2703E80A46F...

Eric Olson
Chairman & Chief Executive Officer

PARTNER CAPITAL GROUP, LLC

____

Philip St. G. Cocke, V
CEO

Docusign Envelope ID: 154AFFB2-B588-8959-816B-B790D6F0EA7D

Schedule A

1. Yoav Stramer, Arena
2. Jeremy Weech, Helena
3. Al Hanser, Kestrel
4. Wylie Johnson, Capital Peak
5. Chris Hammond, Jaguar
6. Jess Mogul, Mank Capital
7. Charlie Bellows, White Pine
8. Jim Fallon, Esousa
9. Yosef Milgrom
10. Neil Kleinman
11. Michael Kellen

PARTNERCAP SECURITIES, LLC

Peter Wright
President

SINTX TECHNOLOGIES, INC.

Signed by:
Eric Olson
AB7B2703E80A46F...
Eric Olson
Chairman & Chief Executive Officer

PARTNER CAPITAL GROUP, LLC

____
Philip St. G. Cocke, V
CEO